                                                                     EXHIBIT 5.1


Writer's Phone: 713-758-3378                            E-Mail: jermis@velaw.com
Writer's Fax: 713-615-5773                              Web: www.velaw.com


                                August 30, 2000



Azurix Corp.
333 Clay Street, Suite 1000
Houston, Texas   77002

Ladies and Gentlemen:

      We have acted as counsel to Azurix Corp., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company's 10?% Series B Senior Dollar Notes due 2007; 10?% Series B Senior Sterling Notes due 2007; and 10 3/4% Series B Senior Dollar Notes due 2010 (collectively, the "New Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 10?% Series A Senior Dollar Notes due 2007; 10?% Series A Senior Sterling Notes due 2007; and 10 3/4% Series A Senior Dollar Notes due 2010 (collectively, the "Old Notes"). The New Notes are to be issued under an Indenture dated February 18, 2000, between the Company and The Chase Manhattan Bank, as successor trustee to Chase Bank of Texas, National Association (the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation and Bylaws of the Company, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

      In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

      Based on the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, such New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting

Azurix Corp.
Page 2
August 30, 2000


creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

      We are further of the opinion that the statements contained in the prospectus constituting a part of the Registration Statement under the caption "UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS," as qualified therein, constitute an accurate description, in general terms of the indicated United States federal income tax consequences to a U.S. holder of the purchase, ownership and disposition of the New Notes.

      We are members of the Texas Bar. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                          Very truly yours,


                                          Vinson & Elkins L.L.P.